Exhibit 23.5

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

December 7, 2020

ConocoPhillips

925 N. Eldridge Parkway

Houston, Texas 77079

Ladies and Gentlemen:

We hereby consent to the use of the name DeGolyer and MacNaughton and to references to DeGolyer and MacNaughton as an independent petroleum engineering consulting firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-250183) of ConocoPhillips. We also hereby consent to the incorporation by reference of the DeGolyer and MacNaughton process review letter dated February 18, 2020, which appears in ConocoPhillips’ Annual Report on Form 10-K for the year ended December 31, 2019 and in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-250183) of ConocoPhillips.

Very truly yours,

/s/ DeGolyer and MacNaughton
DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716